EXHIBIT 99.1

ME2C® Environmental Provides Recent Operational Summary and Preliminary

Third Quarter 2021 Revenues

Company Expects Q3 Revenue of At Least $4.9 Million, Representing Highest Revenue Quarter in Over Three Years

CORSICANA, TX, October 19, 2021 -- Midwest Energy Emissions Corp. (OTCQB: MEEC) ("ME2C Environmental" or the “Company”), a leading environmental technologies firm, has provided a recent operational summary and preliminary revenue results for the third quarter ended September 30, 2021.

Operational Summary and Third Quarter 2021 Preliminary Revenue Results

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Completed Phase 1 testing of the Company’s Rare Earth Element (REE) Technology with Pennsylvania State University’s College of Earth and Mineral Sciences confirming 80-90% efficiency rate in extracting select REEs.

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Received approval from District Judge of the U.S. District Court in Delaware of the adoption of the report and recommendation of the Magistrate Judge to allow the Company to proceed with litigation claims against certain refined coal entities as named in the 2019 lawsuit providing exciting forward momentum in the Company’s significant lawsuit to rightfully protect its patented technology for mercury emissions capture.

•	Signed a five-year license agreement with a utility in the Midwest U.S. to provide a non-exclusive license to certain ME2C patents for use in connection with the utility’s coal-fired power plant.

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Revenues for third quarter of 2021 are expected to increase approximately 75% to at least $4.9 million compared to revenues of $2.8 million in the same quarter last year. Final recognized revenue is subject to the Company’s quarterly review and will be released with the Company’s unaudited financial statements and related quarterly report.

Financial Guidance

Revenues in the fourth quarter of 2021 for the Company’s core business are expected to reach $4 million. For the full year 2021, ME2C expects significant growth over full year 2020 and to realize positive cash flow from operations for the foreseeable future.

Management Commentary

“While our third quarter results will be finalized and released in mid-November, we are pleased to inform the market of our preliminary results from the quarter ending September 30 and momentum heading into the last part of 2021. Our revenue from this third quarter is our highest revenue quarter in over three years; the last time our revenues exceeded $4M in any quarter was Q3 2018. Our third quarter was highlighted by substantial developments in key areas related to strategic growth initiatives. Over the last few months, we have announced additional supply agreements in our core business, mercury emissions capture, and promising results from the recent lab testing of our emerging technology in rare earth element extraction,” said Richard MacPherson, CEO of ME2C Environmental. “We are moving forward with the next testing phase in the near term, which will focus on the technology’s regeneration capabilities and will introduce real-world conditions, such as coal ash and other minerals while concurrently progressing with in-field testing in the fourth quarter.”

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MacPherson continued, “The lawsuit with refined coal entities, filed in July 2019, is moving forward with the discovery process as approved by the court earlier this month. We are pleased with the recent progress in this effort to enforcing our patent position for our shareholders. With the refined coal tax credit program concluding in December 2021, ME2C Environmental is strongly positioned to gain additional supply business from the power plants that have been using refined coal. We believe that this decade-long, billion dollar per annum program would not have been able to continue without borrowing the benefits of our patented technologies for mercury emissions capture. ME2C’s patented SEA® approach can provide a seamless transition from refined coal for these power plants.”

“Our recent revenue results have largely been driven by increased supply demands in the coal-fired market as well as new supply business with Vistra Corp. that was announced in Q2 stemming from a license agreement reached in late 2020. The fundamental growth in our mercury emissions supply business that we announced beginning late last year has taken some time to reflect in our revenues and is now beginning to take effect. Our momentum has accelerated throughout 2021, and we expect to continue growing our revenue base and to generate positive cash flows from operations going forward, ultimately generating sustainable value for our shareholders,” concluded MacPherson.

About ME2C® Environmental

ME2C Environmental (OTCQB: MEEC) is a leading environmental technologies company developing and delivering patented and proprietary solutions to the global power industry. ME2C’s leading-edge services have been shown to achieve emissions removal at a significantly lower cost and with less operational impact than currently used methods, while maintaining and/or increasing power plant output and preserving the marketability of byproducts for beneficial use. ME2C Environmental is a trade name of Midwest Energy Emissions Corp. For more information, please visit http://www.me2cenvironmental.com/.

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Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward-looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by using words such as "anticipate," "believe," "plan," "expect," "intend," "will," and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. Matters that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the gain or loss of a major customer, change in environmental regulations, disruption in supply of materials, capacity factor fluctuations of power plant operations and power demands, a significant change in general economic conditions in any of the regions where our customer utilities might experience significant changes in electric demand, a significant disruption in the supply of coal to our customer units, the loss of key management personnel, availability of capital and any major litigation regarding ME2C Environmental. In addition, this release contains time-sensitive information that reflects management's best analysis only as of the date of this release. ME2C Environmental does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in ME2C Environmental’s periodic filings with the Securities and Exchange Commission.

ME2C Environmental Contact:
Stacey Hyatt
Corporate Communications
ME2C Environmental
Main: 614-505-6115 x-1001
Direct: 404-226-4217
shyatt@me2cenvironmental.com

Investor Relations Contact:
Greg Falesnik or Brooks Hamilton
MZ Group - MZ North America
949-546-6326
MEEC@mzgroup.us
www.mzgroup.us

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